                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 3)



    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                         TSI INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                           JJF GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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
John J. Fauth
JJF Group, Inc.
333 South Seventh Street 31st Floor
Minneapolis, Minnesota 55402

Dear Fellow TSI Shareholder:

As an investor, I am concerned with TSI's future and its performance as an investment--concerns I believe we share. I make investments with a goal of maximizing shareholder value based on total return. For the last three fiscal years ending March 31, 1999 TSI has produced a total return of -5.1%. For the same three year period, the Russell 2000 index returned 25.3%; the S&P 500 returned 110%; and the NASDAQ Composite index returned 125.9%. With these kind of returns, TSI's Board should be actively searching for shareholder value enhancement ideas.

Since last fall, I have spoken with TSI's CEO twice, and once with two board members about how TSI's shareholders might realize the full value of their investment after so many years of stock underperformance. Although I have asked several times, the full TSI Board has declined to discuss these issues with me, even after I made a cash offer to buy the company at $12.50 per share. I HAVE PREPARED THE ATTACHED PROXY STATEMENT AS A WAY TO PUT THESE ISSUES BEFORE YOU--TSI'S REAL OWNERS.

I BELIEVE TSI SHOULD:

    - BECOME A PRIVATE COMPANY. TSI's stock has underperformed the S&P 500, NASDAQ and the Russell 2000 indexes over the past 3 years. Moreover, I believe increased global competition for capital makes it even more unlikely that TSI, on its own, can command a valuation in the public markets we shareholders deserve going forward. If TSI's stock doesn't perform with the market and the company doesn't need public equity capital to meet its growth goals, why remain a public company?

    - PRESERVE WHAT'S GOOD. I prefer to grow this business...in Minnesota...with an enhanced team including existing employees. I have purchased 19 companies over the past 14 years, and founded 10 additional companies. My businesses, wherever located, have always been headquartered in Minnesota. I have never uprooted a company from its hometown. I provide resources to help build these companies. I have never sold a business against the wishes of the management team.

I have been a Minnesota businessman for over 20 years. I have successfully purchased, owned and operated 29 companies with annual revenues ranging from $1 million to over $90 million--including two public companies purchased in friendly transactions. I have served on the Board of Children's Hospital in Minneapolis, and in fundraising and giving to several local charities and organizations. In addition to helping create jobs in Minnesota, I am proud of the community work and service provided by those employees in their communities. I also serve on the Board of Governors of Georgetown University, and have been involved in education issues for a long time.

I HAVE NEVER LAUNCHED A PROXY BATTLE IN MY CAREER. THE "JUST SAY NO" APPROACH OF TSI'S BOARD OF DIRECTORS HAS FORCED MY HAND. IMAGINE THE TECHNIQUE OF REFUSING TO DISCUSS AN OFFER OF A PREMIUM ABOVE THE EXISTING SHARE PRICE. THEIR REFUSAL TO SPEAK TO A POTENTIAL BUYER WOULDN'T MAKE SENSE EVEN IF THEY OWNED THE COMPANY. IN THIS INSTANCE, I FEEL MY INVESTMENT OF MILLIONS OF DOLLARS, AND THE TENS OF MILLIONS OF THE COLLECTIVE SHAREHOLDERS, REQUIRES A BETTER ANSWER THAN NO ANSWER AT ALL!

I urge you to consider my proposals in the enclosed proxy materials: the election of three new outside directors to the eight-person Board, the ratification of the existing auditing firm AND the passage of six proposals designed to strengthen your rights to control our mutual investment in TSI.

I look forward to seeing you at the TSI Annual Meeting on July 22, 1999.

                                          Sincerely,

                                          John J. Fauth
                                          Chairman
                                          JJF Group, Inc.

                            SOLICITATION OF PROXIES
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                TSI INCORPORATED
                                PROXY STATEMENT
                                       OF
                                JJF GROUP, INC.

    This proxy statement (the "Proxy Statement") and the enclosed GREEN proxy card are being sent to holders of the common stock, par value $.10 per share (the "Shares"), of TSI Incorporated, a Minnesota corporation, (the "Company" or "TSI") by JJF Group, Inc., a Minnesota corporation ("JJF") formed by Mr. John J. Fauth (Mr. Fauth and JJF are sometimes referred to collectively as the "JJF Group"). Mr. Fauth is a Minneapolis businessman and a shareholder of TSI. The JJF Group is soliciting proxies from the Company's shareholders to be voted at the annual meeting of shareholders of the Company, which is expected to be held at the Company's executive offices, which are located at 500 Cardigan Road, Shoreview, Minnesota 55126, at 9:30 a.m. (local time) on Thursday, July 22, 1999, including any adjournments or postponements, continuations or reschedulings thereof (the "Annual Meeting"). This Proxy Statement and the GREEN proxy card are first being sent to the Company's shareholders on or about July 2, 1999. The Company has set May 27, 1999 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

    THIS SOLICITATION IS BEING MADE BY THE JJF GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE ADDRESS OF THE JJF GROUP IS 333 SOUTH SEVENTH STREET, SUITE 3100, MINNEAPOLIS, MINNESOTA 55402; TELEPHONE (612) 673-6700.

                            INTRODUCTION AND SUMMARY

    Mr. Fauth is a shareholder of the Company and JJF has offered to enter into a cash merger with the Company in which Company shareholders would receive $12.50 per Share. The JJF Group is soliciting your proxies to elect three individuals (the JJF Nominees) to the eight-person Board. If elected, each of the JJF Group Nominees has indicated that he intends to support a sale of the Company to maximize current shareholder value, whether the sale is to the JJF Group or another purchaser. Election of the JJF Nominees will not give the JJF Group the power to control the actions of the Board, but will provide three directors who intend to work to develop a plan to maximize shareholder value. The JJF Group is also soliciting your proxies to amend the Company's bylaws and Articles of Incorporation to preserve and enhance shareholders' corporate governance rights and to prevent the Board from establishing entrenchment or other obstacles to any proposals that would maximize shareholder value.

                WHY YOU SHOULD VOTE FOR THE JJF GROUP PROPOSALS

    - To elect directors who are committed to maximizing shareholder value

    - To adopt amendments to the Company's bylaws and Articles of Incorporation that will preserve your right as a shareholder to decide the Company's future

    - To prevent the current Board from implementing policies or adopting strategies that could limit the value of your Shares by creating obstacles to a sale of the Company

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND MAIL (OR FAX BOTH SIDES OF) THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE JJF NOMINEES AND THE BYLAW AND ARTICLE PROPOSALS.

    The JJF Group believes that, to date, the public stock market has not responded to the Company's past performance or its future prospects. The Company's stock has failed to generate substantial investor interest and has not generated a material investment return for shareholders. The JJF Group believes that this will continue due to a variety of factors, including the Company's historic performance, the limited number of financial analysts following the Company and general market conditions for the Company and other small public companies. Mr. Fauth has offered to enter into a merger with the Company in which the Company's shareholders would receive a cash price for the Shares which is higher than any price ever paid for the Shares in the public market. The Board of Directors has rejected Mr. Fauth's cash offer without negotiation. The JJF Group believes shareholders should have an opportunity to consider and accept or reject his offer.

    In the Fall of 1998, Mr. Fauth identified the Company as an attractive investment. On November 25, 1998, Mr. Fauth met with two members of the Company's Board of Directors to discuss his interest in the Company, and he began acquiring Shares on November 30, 1998. As of the date of this Proxy Statement, Mr. Fauth and the JJF Group own 652,000 shares, which constitutes approximately 5.8% of the total outstanding shares of the Company's common stock.

    On March 1, 1999, Mr. Fauth met with James Doubles, the Company's Chief Executive Officer, to make his acquaintance and discuss Mr. Fauth's interest in the Company. On March 11, 1999, Mr. Fauth wrote a letter to the Company stating an interest in beginning negotiations to acquire all of the Company's outstanding common stock. Although the letter did not state a price, Mr. Fauth indicated that the cash offer would represent a significant premium over the $8.00 per share average price of TSI common stock over the 52 previous weeks. The letter also requested a meeting with the Company's Board and stated that Mr. Fauth would consider a price higher than a 30% premium in the event that he was permitted to conduct a due diligence review of the Company which demonstrated that a higher price was warranted. The response to the March 11, 1999 letter finally came on April 27, 1999, when Mr. Fauth received a letter from the Company stating that the Board of Directors of the Company had concluded that the Company should continue as an independent, publicly held entity.

    Over the past several months, Mr. Fauth has attempted to meet with the Company's Board of Directors to make a presentation about his proposals. After his March 1, 1999 request was denied, Mr. Fauth, on several occasions, renewed his request to make a presentation to the Board. The Board has either denied or ignored each request.

    On June 14, 1999, Mr. Fauth delivered a letter to the Company proposing to acquire the Company in a merger where the Company's shareholders would receive $12.50 per share, subject to the negotiation and execution of a definitive merger agreement containing provisions which are customary in transactions of this nature and approval by the Company's Board and shareholders. This price represented a significant premium over the Company's closing stock price of $10.00 per share on June 11, 1999, the last trading day prior to the offer, and a 56% premium over the $8 per share stock price which prevailed before Mr. Fauth started accumulating a significant number of shares in the spring of 1999. The letter again requested a meeting with the Board of Directors of the Company to discuss the proposal and also summarized the proposals of the JJF Group contained in this Proxy Statement. Again, the Company's Board of Directors refused to meet with Mr. Fauth.

    The JJF Group believes that, to optimize shareholder value, the Company should be privately held. The Company does not need access to additional public capital. Its stock has not been widely followed by analysts. Most importantly, the public stock market has not responded to the Company's past performance or its future prospects. The Company is small relative to many public companies, and the stock of small public companies have significantly underperformed those of larger companies in the public market. Due to the Board of Directors' lack of interest in Mr. Fauth's proposals and the Board's refusal to allow Mr. Fauth to make a presentation to the Board , Mr. Fauth has decided to communicate directly with the shareholders and let the shareholders decide the future of the Company.

    ELECTION OF DIRECTORS (PROPOSAL 1). The JJF Group is soliciting your proxies to elect three persons to the eight-person Board. The JJF Group intends to nominate Mr. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. to be elected to the three seats on the Company's Board currently held by John Carlson, Lowell Nystrom and James Doubles, whose terms expire at the Annual Meeting. The persons elected to these seats will hold three year terms expiring in 2002. The other current members of the Board have terms that do not expire until 2000 or 2001 and thus are not subject to election at this Annual Meeting.

    The JJF Group anticipates that the Company intends to nominate Messrs. Carlson, Nystrom and Doubles for re-election for the terms expiring in 2002. The JJF Group is opposing Mr. Doubles' re-election to the Board only because of the limited number of Board positions that can be contested at this Annual Meeting. The JJF Group has no current intention of replacing Mr. Doubles as Chief Executive Officer of the Company. Even if all of the nominees of the JJF Group are elected, they will not constitute a majority of the Board and will not be able to control the Board's decision making process. However, they would be a significant voice for actions to maximize shareholder value.

    APPOINTMENT OF AUDITORS (PROPOSAL 2). The JJF Group is soliciting your proxies to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 2000. This proposal will be presented at the Annual Meeting by the Company and the JJF Group supports the proposal.

    PROPOSALS TO AMEND THE BYLAWS AND ARTICLES OF INCORPORATION (PROPOSALS
3-8). The JJF Group is also soliciting your proxies with respect to the following six proposed amendments to TSI's bylaws and Articles of Incorporation, which are all designed to maximize the opportunity for shareholders to consider directly proposals for an acquisition of the Company by the JJF Group or any other acquirer. The JJF Group's six proposals (the "Bylaw and Article Proposals") are:

    - Proposal 3--THE EQUAL VOTING RIGHTS PROPOSAL to "opt out" of Minn. Stat.
      Section 302A.671, so as to allow any potential acquirer the same voting rights for the Shares it acquires as other shareholders have for their Shares.

    - Proposal 4--THE DEFENSIVE ACTIONS PROPOSAL to amend the Articles of Incorporation to prohibit the Board from adopting various Defensive Actions (as defined) whose primary purpose is to prevent a change in control of the Company unless the Defensive Action is approved by the unanimous vote of the Board of Directors.

    - Proposal 5--THE MEETING DATE PROPOSAL to require that the annual meeting of shareholders for the year 2000 be held not later than July 20, 2000.

    - Proposal 6--THE BYLAW REPEAL PROPOSAL to repeal any Bylaw changes adopted by the Board between May 29, 1999 and the date of adoption of this proposal by the shareholders.

    - Proposal 7--THE BYLAW AMENDMENT PROTECTION PROPOSAL to prevent the Board from amending any bylaws adopted by the shareholders.

    - Proposal 8--THE ANTI-POISON PILL/DILUTION PROPOSAL to amend the Articles of Incorporation to prohibit, during the period from the Annual Meeting until December 31, 2000, the adoption of a shareholder rights plan (also known as a "poison pill") or the issuance of securities which would increase the number of outstanding shares of capital stock to more than 11,500,000 shares of common stock, unless approved by the unanimous vote of the Board of Directors.

                             YOUR VOTE IS IMPORTANT

    NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL (OR FAX BOTH SIDES OF) THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE PROPOSALS.

    VOTING "STREET NAME" SHARES: If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can exercise voting rights with respect to your Shares and only upon receipt of your specific instructions. So it is critical that you promptly sign, date and mail the enclosed GREEN proxy card in the envelope provided or contact the person responsible for your account and give instructions to sign, date and mail the GREEN proxy card representing your Shares. JJF urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to JJF in care of Beacon Hill Partners, Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below and on the back cover of this Proxy Statement, so that JJF will be aware of all instructions and can attempt to ensure that such instructions are followed.

    The JJF Group is not aware of any proposals other than the proposals contained in the Company's proxy materials to be brought before the Annual Meeting. However, should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

    If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

                           BEACON HILL PARTNERS, INC.
                          90 BROAD STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10004
                        (212) 843-8500 (CALL COLLECT) OR
                         CALL TOLL-FREE (800) 475-9320
                               FAX (212) 843-4384

                       PROPOSAL 1 (ITEM 1 ON PROXY CARD)
                             ELECTION OF DIRECTORS

SUMMARY: PROPOSAL TO ELECT JOHN J. FAUTH, JOSEPH G. KOHLER AND G. RICHARD HAUN, JR. TO THE BOARD OF DIRECTORS FOR THE TERMS EXPIRING IN 2002.

    Members of the Company's Board of Directors hold staggered three year terms. Thus in any given year only a portion of the Board faces election. At the Annual Meeting, the shareholders will elect three directors to serve a three-year term ending at the 2002 Annual Meeting or until their respective successors are duly elected and qualified. The directors will be elected by a majority of the Shares voting at the Annual Meeting for the election of directors.

    The JJF Group intends to nominate John J. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. for election as directors for the three-year term (the "JJF Nominees"). Mr. Fauth currently owns approximately 5.8% of the Company's common stock. Messrs. Kohler and Haun are employees of Mr. Fauth, and each has extensive experience in acquisitions of public and private companies.

    The JJF Group believes that the election of the JJF Nominees to the Board is in the best interests of the shareholders and is necessary for maximizing shareholder value. Although no one can predict the future of the stock market, the JJF Nominees believe that it is unlikely that the public stock market will properly reward the Company's shareholders in the future. If elected, each of the JJF Group Nominees has indicated that he intends to support a sale of the Company to maximize current shareholder value, whether the sale is to the JJF Group or another purchaser. Although the JJF Nominees may have a conflict of interest as a result of their relationship with Mr. Fauth if the Board is confronted with an offer by Mr. Fauth or a competing offer to acquire the Company, the JJF Nominees intend to fulfill their fiduciary obligations as directors of the Company. If elected, the JJF Nominees will not control Board decisions, because they would constitute only three of eight directors, and will work to maximize shareholder value consistent with their fiduciary obligations to the Company. If Proposals 4 or 8 discussed below are adopted, then any of the JJF Nominees or any other member of the Board of Directors could block certain actions by the Board of Directors. See the discussion below of Proposal 4 and Proposal 8.

    The following table sets forth the name, age, present principal occupation and business experience for the past five years, and certain other information, with respect to each of the JJF Nominees. This information has been furnished to JJF by the respective JJF Nominees. Each of the JJF Nominees has consented to serve as a director and, if elected, would hold office until the expiration of his term or until his earlier death, retirement, resignation or removal. The business address of each nominee is 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402.

NOMINEES FOR TERM EXPIRING IN 2002:

John J. Fauth (54)                  Mr. Fauth has served as the Chairman, President and
                                    Chief Executive Officer of Churchill Industries, Inc.
                                    (an industrial holding company based in Minneapolis,
                                    Minnesota) since he founded that company in 1982. He has
                                    also served as the Chairman of Churchill Capital, Inc.
                                    (an investment management firm based in Minneapolis)
                                    since 1987. He is also the President and Chief Executive
                                    Officer of JJF. Mr. Fauth serves on the Board of
                                    Directors of Georgetown University in Washington, D.C.
                                    and John G. Kinnard & Co. (a publicly held investment
                                    banking firm based in Minneapolis, Minnesota). From 1994
                                    to 1997, he was a member of the Board of Directors of
                                    Minneapolis Children's Medical Center (now Children's
                                    Healthcare), located in Minneapolis and St. Paul,
                                    Minnesota.

Joseph G. Kohler (52)               Mr. Kohler has served as the General Counsel of
                                    Churchill Industries since 1995. Prior to joining
                                    Churchill Industries, Mr. Kohler was a partner and of
                                    counsel in the law firm of Lindquist & Vennum PLLP in
                                    Minneapolis, Minnesota from 1977 to 1995.

G. Richard Haun, Jr. (42)           Mr. Haun has served as Managing Director of Churchill
                                    Industries since December 1998. Mr. Haun served as
                                    President of Sterner Holding Company, a company owned by
                                    Churchill Industries, and Chief Executive Officer of
                                    Sterner's subsidiaries from August 1995 to December
                                    1998. From 1991 to 1995, Mr. Haun was the Chief
                                    Financial Officer of Churchill Industries.

    Mr. Fauth has been a Minnesota businessman for over 20 years. He has successfully purchased, owned and operated 29 companies with annual revenues ranging from $1 million to over $90 million--including two public companies purchased in friendly transactions. He has never launched a proxy battle in his career. He served on the Board of Minneapolis Children's Hospital and is active in fundraising and giving to several local charities and organizations. He also serves on the Board of Directors of Georgetown University, and has been involved in education issues for a long time.

    Other than the compensation regularly paid by the Company to its Board members, the JJF Nominees will not receive any compensation from JJF for their services as directors of the Company. Information about compensation paid by the Company to directors is available in the Company's proxy materials. JJF has agreed to indemnify all of the JJF Nominees against any costs, expenses and other liabilities associated with their nomination and the election contest. None of the JJF Nominees is adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

    The JJF Group does not expect that any of the JJF Nominees will be unable to stand for election. However, if a vacancy among the JJF Nominees should occur, the Shares represented by the enclosed GREEN proxy card will be voted in each such case for a substitute nominee selected by JJF. In addition, the JJF Group reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the JJF Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for all such substitute or additional nominees selected by JJF.

    In accordance with applicable regulations of the Securities and Exchange Commission, the GREEN proxy card affords each shareholder the opportunity to designate the names of any of the JJF Nominees whom he or she does not desire to elect to the Board. The JJF Group urges shareholders to vote FOR all of the JJF Nominees on the enclosed GREEN proxy card. The persons named as proxies on the enclosed GREEN proxy card will vote, in their discretion, for each of the JJF Nominees who is nominated for election and for whom authority has not been withheld.

    THE JJF GROUP URGES ALL SHAREHOLDERS TO VOTE FOR THE ELECTION OF THE JJF NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 2 (ITEM 2 ON PROXY CARD)
                            APPOINTMENT OF AUDITORS

    The Company's Board of Directors has appointed KPMG Peat Marwick LLP, who served as independent auditors of the Company for the fiscal year ended March 31, 1999, as the independent auditors for the fiscal year ending March 31, 2000. The Company is seeking shareholder ratification of the appointment at the Annual Meeting. The JJF Group supports the Company's proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 and recommends a vote "FOR" such appointment. The affirmative vote of shareholders holding at least a majority of the Shares voting in person or by proxy on the appointment of auditors at the Annual Meeting is necessary for approval. Unless otherwise specified, proxies solicited by the JJF Group will be voted "FOR" the appointment. According to the Company's proxy materials, a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

    THE JJF GROUP RECOMMENDS A VOTE FOR THE APPOINTMENT OF AUDITORS ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 3 (ITEM 3 ON PROXY CARD)
                          EQUAL VOTING RIGHTS PROPOSAL

SUMMARY: PROPOSAL TO ADOPT A BYLAW PROVISION TO ALLOW POTENTIAL ACQUIRERS TO ENJOY THE SAME VOTING RIGHTS AS OTHER SHAREHOLDERS.

    Shareholders are asked to approve the following proposal (referred to as the "Equal Voting Rights Proposal") to amend the Company's bylaws:

       RESOLVED, that the existing text of Article II, Section 6 of the Bylaws of the Company be designated as Section 6(a) and that a new Section 6(b) be added as follows:

           "(b) EQUAL VOTING RIGHTS. The provisions of Section 302A.671 of the Minnesota Business Corporation Act shall not apply to acquisitions of shares of this corporation."

    THE JJF GROUP IS SOLICITING YOUR PROXY TO "OPT OUT" OF MINNESOTA STATUTES
SECTION 302A.671, KNOWN AS THE CONTROL SHARE ACQUISITION ACT, SO THAT ALL SHAREHOLDERS HAVE THE RIGHT TO VOTE THEIR SHARES, REGARDLESS OF THE NUMBER OF SHARES THEY OWN OR HOW SUCH SHARES WERE ACQUIRED. THE CONTROL SHARE ACQUISITION ACT IS AN ANTI-TAKEOVER MEASURE ADOPTED BY THE STATE OF MINNESOTA WHICH SEVERELY LIMITS THE ABILITY OF A STOCKHOLDER TO ACQUIRE MORE THAN 20% OF THE OUTSTANDING SHARES OF A CORPORATION UNLESS CERTAIN PROCEDURES (DESCRIBED BELOW) ARE FOLLOWED. IF THE PROCEDURES ARE NOT FOLLOWED, THEN ALL SHARES OVER THE 20% VOTING THRESHOLD LOSE ALL VOTING RIGHTS UNTIL SUCH TIME AS THE SHARES ARE SOLD TO AN UNRELATED PERSON IN A TRANSACTION WHICH DOES NOT ITSELF CONSTITUTE A CONTROL SHARE ACQUISITION. THE JJF GROUP BELIEVES THAT BOARDS OF DIRECTORS OFTEN USE THESE STATUTES TO ENTRENCH THEMSELVES AND PREVENT TAKEOVER ATTEMPTS THAT MAY BE IN THE BEST INTERESTS OF THE SHAREHOLDERS. THE STATUTE SPECIFICALLY ALLOWS CORPORATIONS TO "OPT OUT" OF THE CONTROL SHARE ACQUISITION ACT SO THAT THE SHAREHOLDERS CAN REMAIN IN CONTROL, RATHER THAN THE STATUTE.

    THE JJF GROUP URGES THE SHAREHOLDERS OF TSI TO OPT OUT OF THE CONTROL SHARE ACQUISITION ACT TO PREVENT THE BOARD FROM THWARTING THE VOTING RIGHTS OF SHAREHOLDERS.

    Investors who are otherwise interested in purchasing a significant number of Shares at a premium over the current price may be unwilling to do so if the Shares are subject to the loss of voting rights pursuant to the Control Share Acquisition Act. Upon shareholder approval of the proposed bylaw amendment, the Company's shareholders will have access to offers to acquire their Shares without the obstruction created by the Control Share Acquisition Act.

    If this proposal is approved by the shareholders, Mr. Fauth would have the ability to acquire in excess of 20% of the Shares in the open market or in a tender offer and to use the voting rights of those shares, like all other shareholders, to nominate and elect additional directors at the Annual Meeting of Shareholders in 2000, which could influence the decisions of the Board and the shareholders, including decisions regarding a sale or merger of the Company.

    The JJF Group believes that all public company shareholders, including the Company's shareholders, should have equal voting rights, regardless of the number of shares owned. The JJF Group further believes that the Control Share Acquisition Act decreases the value of the Shares in the public market and may limit the ability of a shareholder to receive a premium for his or her shares. Mr. Fauth does not intend to purchase a significant number of Shares or offer a premium for the Shares unless he is certain to be able to exercise full voting rights for such Shares.

    By voting for the adoption of the Equal Voting Rights Proposal, you will be sending the Board a message that the shareholders of the Company, as the true owners of the Company, demand that every shareholder be entitled to equal rights to vote their shares.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE EQUAL VOTING RIGHTS PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 4 (ITEM 4 OF PROXY CARD)
                           DEFENSIVE ACTION PROPOSAL

SUMMARY: PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROHIBIT THE BOARD FROM ADOPTING VARIOUS DEFENSIVE ACTIONS WHOSE PRIMARY PURPOSE IS TO PREVENT A CHANGE IN CONTROL OF THE COMPANY, UNLESS THE DEFENSIVE ACTION IS APPROVED BY THE UNANIMOUS VOTE OF THE BOARD OF DIRECTORS.

    Shareholders are asked to approve the following proposal (referred to as the "Defensive Action Proposal") to adopt an amendment to the Articles of Incorporation, which would prevent the Board from adopting Defensive Actions (as defined) unless the Defensive Action is approved by the unanimous vote of the
Board:

    RESOLVED, that the Articles of Incorporation of this corporation are hereby amended to add a new Article XIII, which shall read as follows:

       "Notwithstanding any provision to the contrary contained in the corporation's By-laws, the Board shall not adopt a Defensive Action (as defined herein) unless the Defensive Action is approved by the unanimous vote of the Board. "Defensive Action" shall mean any action by the Board with the primary purpose or effect of impeding a change in control of this corporation or increasing the Board's power to impede such a change in control in the future; PROVIDED, HOWEVER, that if an offer is made to acquire this corporation or all of this corporation's Shares, and the Board determines by a majority vote that such offer will maximize this corporation's value at a sale for the shareholders' benefit, no action taken by the Board by a majority vote to facilitate such offer shall be deemed a Defensive Action within the meaning of this Article XIII."

    The Defensive Action Proposal seeks to prevent the Company's Board from adopting or implementing any measures intended to thwart or impede a change in control of the Company. This will give shareholders an improved ability to determine for themselves how to respond to any offer, solicited or unsolicited, that might be made. Defensive Actions include, but are not limited to, the issuance of the corporation's securities or options to purchase the corporation's assets on favorable terms, adoption of bylaw amendments and adoption of long term employment or "golden parachute" agreements with the corporation's executives, if the primary purpose or effect is to impede a change in control of the Company or to increase the Board's power to impede such a change in control in the future. The JJF Group believes that such actions may be used to block an offer which shareholders may find attractive, or may be used for an undesirable purpose, such as entrenchment of the board or management of the Company.


    If adopted, the Defensive Action Proposal would require the unanimous vote of the Board of Directors of the Company to approve the adoption of a Defensive Action. This proposal would give each director (including Messrs. Fauth, Kohler and Haun, if they are elected) the ability to block an action which is approved by the remainder of the Board. While adoption of this proposal may limit the Board's flexibility in fending off some offers, this proposal does not limit the Board's ability to seek offers from other acquirers. The proviso contained in the proposal specifically provides that if a majority of the Board determines that an offer to acquire the Company would maximize shareholder value, then the Board can take action to facilitate the offer. The JJF Group believes that the Defensive Action Proposal would ensure that the Board of Directors consider the interests of the shareholders, rather than any self-interest of the Board or management, when considering Defensive Actions. The JJF Group believes that the shareholders are entitled to determine for themselves whether an acquisition offer is appropriate.


    The JJF Group believes that the intent of this proposal to prohibit the use of Defensive Actions is clear. It is possible that litigation over the scope of the term, "Defensive Actions," may occur if this proposal is adopted and subsequently challenged by the Company's Board.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE DEFENSIVE ACTION PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 5 (ITEM 5 ON PROXY CARD)
                             MEETING DATE PROPOSAL


SUMMARY: PROPOSAL TO REQUIRE THAT THE COMPANY'S ANNUAL MEETING OF SHAREHOLDERS FOR THE YEAR 2000 BE HELD NOT LATER THAN JULY 20, 2000 AND THAT THE DATE OF THE MEETING BE PUBLICLY ANNOUNCED BY JUNE 20, 2000.


    Shareholders are asked to approve the following proposal (referred to as the "Meeting Date Proposal") to amend the TSI bylaws:

    RESOLVED, that Article II, Section 1 of the bylaws of the Company is hereby amended by removing the period from the end of the first sentence and adding the following:

       "; provided that the annual meeting of stockholders for the year 2000 shall be held not later than July 20, 2000 and the Board of Directors shall give public notice of that meeting on or before June 20, 2000."

    The purpose of the Meeting Date Proposal is to prevent the Board from unduly delaying the year 2000 annual meeting in an effort to thwart Mr. Fauth's ability to nominate three more directors for election. If Mr. Fauth proposes candidates for election at the 2000 Annual Meeting, who together with the JJF Nominees would constitute a majority of the Board, shareholders will have an opportunity at that time to determine whether electing any such additional Fauth nominees is in the best interests of the Company. The shareholders have the right to elect directors and the Board should be prevented from entrenching themselves by delaying the election of directors.

    Article II, Section 1 of the bylaws currently provides that the Company's annual meeting shall be held on the third Thursday in July each year, OR AT SUCH OTHER DATE AS THE BOARD MAY DETERMINE. Therefore, in the absence of the adoption of the Meeting Date Proposal, the Board could delay the 2000 annual meeting for the purpose of delaying the election of directors to prevent nominations by shareholders such as Mr. Fauth. Under Minnesota law, if a corporation fails to elect directors within 15 months after the last election of directors, holders of 3% of the voting power of the corporation may demand a regular meeting and call such a meeting if the board of directors fails to call a shareholder meeting. The effect of the Meeting Date Proposal would be to eliminate the Board's discretion to move the date of the 2000 annual meeting past July 20, 2000 and to require the Board to set the date on which the meeting will be held and give notice of such meeting to the shareholders of the Company by June 20, 2000. The JJF Group believes that this requirement does not place any undue burden on the Company.

    Although adoption of this proposal could limit the Board's flexibility to move the 2000 Annual Meeting date for a valid business purpose, the Company's proxy materials indicate that the meeting date has not been later than July 25 for over 30 years. Any delay in 2000, therefore, would likely be for the sole purpose of preventing the election of Mr. Fauth's nominees. You are urged to vote for the Meeting Date Proposal to ensure that the shareholders retain their rights to elect directors.

    You are urged to vote FOR the adoption of the Meeting Date Proposal on the enclosed GREEN proxy card.

                            ------------------------

                       PROPOSAL 6 (ITEM 6 ON PROXY CARD)
                             BYLAW REPEAL PROPOSAL

SUMMARY: PROPOSAL TO REPEAL ANY BYLAWS ADOPTED BY THE BOARD BETWEEN MAY 29, 1999 AND THE DATE OF ADOPTION OF THIS BYLAW BY THE SHAREHOLDERS.

    Shareholders are asked to approve the following proposal (referred to as the "Bylaw Repeal Proposal") to amend the Company's bylaws :

    RESOLVED, that Article V of the bylaws of the Company be amended by the addition of the following sentence:

       "Any By-Laws adopted by the Board of Directors between May 29, 1999 and the date of the adoption of this amendment to Article V of the By-Laws are repealed."

    The purpose of the Bylaw Repeal Proposal is to prevent the Board from adopting new bylaws between May 29, 1999 and the date of adoption of this proposal at the Annual Meeting. Minnesota law permits the Board to amend the bylaws, subject to the power of shareholders under certain circumstances to repeal or alter provisions adopted by the Board. The effect of the Bylaw Repeal Proposal would be to repeal any bylaws enacted by the Board between May 29, 1999, which was the effective date of the most recent bylaws provided by the Company to JJF, and the date of the Annual Meeting.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE BYLAW REPEAL PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 7 (ITEM 7 ON PROXY CARD)
                      BYLAW AMENDMENT PROTECTION PROPOSAL

SUMMARY: PROPOSAL TO BAR THE AMENDMENT OR REPEAL OF BYLAWS ADOPTED BY SHAREHOLDERS.

    Shareholders are asked to approve the following proposal (referred to as the "Bylaw Amendment Protection Proposal") to amend the Company's bylaws :

    RESOLVED, that Article V of the bylaws of the Company be amended by adding the following:

       "Notwithstanding the foregoing or any other provision of these By-Laws, any By-Laws adopted by the shareholders of this corporation shall not be amended or repealed by the Board of Directors."

    The purpose of the Bylaw Amendment Protection Proposal it to prevent the Board from interfering with the implementation of any proposals voted upon and approved by the shareholders by amending the bylaws after such shareholder action is taken. The Company's Bylaws and Minnesota law permit shareholders to adopt, amend and repeal bylaws. The Board should be prohibited from ignoring the vote of the shareholders.

    YOU ARE URGED TO VOTE FOR THE ADOPTION OF THE BYLAW AMENDMENT PROTECTION PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.

                            ------------------------

                       PROPOSAL 8 (ITEM 8 ON PROXY CARD)
                       ANTI-POISON PILL/DILUTION PROPOSAL

SUMMARY: PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROHIBIT, DURING THE PERIOD FROM THE ANNUAL MEETING UNTIL DECEMBER 31, 2000, THE ADOPTION OF A SHAREHOLDER RIGHTS PLAN (ALSO KNOWN AS A "POISON PILL") OR THE ISSUANCE OF COMPANY SECURITIES WHICH COULD INCREASE THE NUMBER OF OUTSTANDING SHARES OF CAPITAL STOCK TO MORE THAN 11,500,000 SHARES OF COMMON STOCK, WITHOUT THE UNANIMOUS APPROVAL OF THE BOARD OF DIRECTORS.

    Adoption of the Anti-Poison Pill/Dilution Proposal would prevent the Board from adopting a shareholder rights plan (or "poison pill" plan) or issuing New Securities (as defined) for the period from the Annual Meeting until December 31, 2000, without the unanimous approval of the Board. A shareholder rights plan or poison pill is an anti-takeover device that obstructs a change in control of a company, including a sale, without approval of the board of directors. Under typical poison pills, "rights" are issued to current shareholders. The rights entitle the shareholders, except the potential acquiror, to purchase or receive one or more additional shares of common stock or preferred stock or some other property or security issued by the company upon certain triggering events, including an acquisition by a person of a significant block of securities. This causes substantial dilution to the potential acquiror by allowing the company to issue its securities or distribute other property at a price significantly below market prices to all shareholders except the potential acquiror. Poison pills typically provide that they may be terminated and redeemed at any time before the "rights" under the poison pill are triggered.

    While a shareholder rights plan may discourage offers for the Company or may enable the Board to fend off an offer or seek an alternative offer for the shareholders, the JJF Group believes such a plan could also be used by the Board to block an offer which the shareholders may find attractive or that may be used for an undesirable purpose such as entrenchment of the Board or management of the Company. The JJF Group believes that the shareholders should have the ability to consider acquisition proposals and make their own determinations as to what is in their best interests.

    This Anti-Poison Pill/Dilution Proposal would also require the unanimous approval of the Board of Directors to issue New Securities which could increase the number of outstanding shares of capital stock to in excess of 11,500,000 Shares. According to the Company's public filings, there were 11,232,816 Shares issued and outstanding as of June 16, 1999 and a total of 1,566,329 shares reserved as of March 31, 1999 under the Company's stock option and employee stock purchase plans. The Anti-Poison Pill/Dilution Proposal does not impair the issuance of shares for existing stock options and employee stock purchase plans, and further allows the Board to issue a modest number of additional Shares (approximately 267,000 Shares) by majority action. However, the issuance of additional Shares prior to December 31, 2000 would require unanimous Board action. This would limit the Company's flexibility during that period to issue securities to raise capital or make acquisitions. However, the JJF Group believes that the power of the Board of Directors to issue securities can be used to defeat an acquisition offer which the shareholders may find attractive, and thus the Board's power should be limited. If elected, the JJF Nominees have advised the JJF Group that they intend to vote in favor of the issuance of securities for a valid business purpose, and would vote against any issuance of securities for the purposes of deterring an acquisition. If adopted, the Anti-Poison Pill/Dilution Proposal would allow any director (including the JJF Nominees, if elected) to block the issuance of New Securities, as defined below, prior to December 31, 2000. However, the JJF Nominees have indicated that they would not vote against the issuance of securities for a valid business purpose.

    In this regard, the JJF Group proposes that the shareholders of the Company adopt the following resolution:

    RESOLVED, that the Articles of Incorporation of this corporation are hereby amended to add a new Article XIV, which shall read as follows:

       "A. During the period from July 22, 1999 until December 31, 2000, the adoption of any and all shareholder rights plans (also known as "poison pill plans") or similar anti-takeover devices involving the issuance of rights to purchase the corporation's securities or other property shall require the unanimous approval of the Board of Directors of the corporation.

       B. During the period from July 22, 1999 until December 31, 2000, the corporation shall not issue any "New Securities" in an amount which would increase the number of outstanding shares of the corporation's capital stock (on a fully diluted basis, assuming the issuance of outstanding options, warrants and any other purchase rights) to more than 11,500,000 shares of common stock, without the unanimous approval of the Board of Directors of the corporation. "New Securities" means any capital stock of the corporation or other equity interest, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any kind whatsoever that are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include: (a) shares of common stock issuable to officers, directors, employees and consultants pursuant to shareholder-approved stock option and employee stock purchase plans as they exist on July 22, 1999, or (b) shares issued or issuable upon exercise of outstanding warrants to purchase shares of common stock outstanding on July 22, 1999."

    YOU ARE URGED TO VOTE FOR THE APPROVAL OF THE ANTI-POISON PILL/DILUTION PROPOSAL ON THE ENCLOSED GREEN PROXY CARD.


                          BYLAW AND ARTICLE PROPOSALS



    The Bylaw and Article Proposals are designed to be mandatory, rather than advisory. The validity of mandatory shareholder proposals for bylaw and article amendments designed to be binding on boards of directors is unsettled under Minnesota law. Under Minnesota Statutes Sections 302A.181 and 302A.135 and the Company's Articles of Incorporation, the shareholders have the right to adopt, amend and repeal articles and bylaws. On the other hand, Minnesota Statutes
Section 302A.201, vests in the board of directors the authority to manage the business and affairs of a corporation. It is possible that the JJF Bylaw and Articles Proposals will be challenged in a lawsuit and that the rights of the shareholders to adopt these proposals will ultimately be decided by a court of law.


                          VOTING AND PROXY PROCEDURES

    Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote upon each matter presented at the Annual Meeting. Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Shareholders of record on the Record Date, will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date. Pursuant to Article II, Section 5 of the Company's bylaws, the presence of holders of a majority of the Shares entitled to vote in person or by proxy constitutes a quorum for the transaction of any business at the Annual Meeting. Based on publicly available information, JJF believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting are the Shares. According to the Company's proxy statement, as of the Record Date there were 11,234,982 Shares issued and outstanding.

    Shares represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the JJF Nominees to the Board, FOR the ratification of the appointment of the independent auditors, FOR the Bylaw and Article Amendment Proposals, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.


    A shareholder may revoke his or her proxy at any time prior to its exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice or revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to JJF in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at 500 Cardigan Road, Shoreview, Minnesota 55126 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, JJF requests that either the original or photostatic copies of all revocations be mailed to JJF in care of Beacon Hill Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that JJF will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.



    Assuming that a quorum is present or represented by proxy at the Annual Meeting, election of the JJF Nominees requires the affirmative vote of a majority of the Shares voting at the Annual Meeting for the election of directors. The Company and the JJF Group disagree about the requisite vote for the adoption of the Bylaw and Article Amendment Proposals. It is agreed that the appointment of auditors (No. 2), the Equal Voting Rights Proposal (No. 3), the Bylaw Repeal Proposal (No. 6) and the Bylaw Amendment Protection Proposal (No.
7) require the affirmative vote of a majority of the Shares present and entitled to vote on that item of business at the Annual Meeting. According to the Company's Preliminary Proxy Statement filed on July 1, 1999, however, the Company is taking the position that Article VIII of its Articles of Incorporation requires that the Defensive Action Proposal (No. 4), the Meeting Date Proposal (No. 5) and the Anti-Poison Pill/Dilution Proposal (No. 8) must be approved by 75% of all outstanding Shares. The JJF Group disagrees with the Company's interpretation and believes that adoption of all Bylaw and Article Amendment Proposals requires only the vote of a majority of the shares present and entitled to vote on those matters.



    The full text of the first sentence of Article VIII of the Articles of Incorporation states that "The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not more than nine (9) persons." The next three paragraphs of that Article establish three-year staggered terms for the directors, the procedures for filling vacancies on the Board, and the procedure for removal of directors. The last sentence of Article VIII states that the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation is "required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII." We believe that the intent of the last sentence of Article VIII is to require 75% approval to change the number of directors, alter the staggered terms of the Board, or change the requirement for removing directors from office.



    Apparently the Company's position is that adoption of JJF Proposals Nos. 4, 5 and 8 are inconsistent with the Board's authority to manage the Company, and therefore approval of 75% of all outstanding Shares is required to approve those Proposals. However, the JJF Group believes that if the Company's position was correct, then ANY amendment to the Company's Articles or Bylaws which has ANY impact on the actions or discretion of the Board to manage the business and affairs of the corporation would require approval of 75% of the outstanding Shares. The JJF Group believes that this was not the intent of Article VIII and is not consistent with Minnesota law.



    The Minnesota Business Corporation Act, like the first sentence of Article VIII, vests in the Board the authority to manage the business and affairs of the corporation (Section 302A.201). However, the Business Corporation Act also specifically subjects that Board authority to the authority of the shareholders to adopt, amend and repeal bylaws (Section 302A.181) and to amend the Articles of Incorporation (Section 302A.135). To the knowledge of the JJF Group, there is no Minnesota statute or reported case which prohibits shareholders from adopting articles of incorporation or bylaws that are binding on the Board of Directors, or which would require a 75% vote to adopt the JJF Proposals. The JJF Group believes that the Company is simply incorrect in its interpretation of Article VIII, and that the Company is trying to avoid majority rule by the shareholders. If either the Company or the JJF Group initiates litigation over the interpretation of Article VIII or the Bylaw and Article Proposals, the rights of the shareholders to adopt the JJF Proposals may ultimately be decided by a court of law.

    Any of the Bylaw and Article Amendment Proposals that are adopted by the shareholders at the Annual Meeting could be repealed or further amended in the future by the shareholders by the affirmative vote of a majority of the Shares present and entitled to vote on that item of business.



    IF YOU WISH TO VOTE FOR THE ELECTION OF THE JJF NOMINEES TO THE BOARD, FOR APPOINTMENT OF AUDITORS AND FOR THE ADOPTION OF THE BYLAW AND ARTICLE AMENDMENT PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THE ENCLOSED GREEN PROXY CARD TO BEACON HILL PARTNERS, INC. AT THE NUMBER SET FORTH ON THE BACK COVER OF THIS PROXY STATEMENT.


                            SOLICITATION OF PROXIES

    The solicitation of proxies pursuant to this Proxy Statement is being made by the JJF Group. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of the JJF Group, none whom will receive additional compensation for such solicitation.

    The JJF Group has retained Beacon Hill Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which Beacon Hill Partners, Inc. will receive a fee of up to $80,000, together with reimbursement of its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Beacon Hill Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. JJF has required banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. JJF will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Beacon Hill Partners, Inc. will employ approximately 25 persons to solicit the Company's shareholders for the Annual Meeting.

    The entire expense of soliciting proxies is being borne by JJF. JJF intends to seek reimbursement of the costs of this solicitation from the Company only to the extent permitted by law. JJF does not intend to seek shareholder approval of such reimbursement unless such approval is required by law. Costs of this solicitation of proxies, including the fees of Beacon Hill Partners, are currently estimated to be approximately $110,000 to $130,000. The JJF Group estimates that through the date hereof, its expenses in connection with the solicitation are approximately $100,000.

                             INFORMATION ABOUT JJF

    JJF is a recently formed Minnesota corporation that was organized on June 14, 1999. Its principal executive offices are located at 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, and its telephone number is (612) 673-6700. JJF was formed by Mr. Fauth to assist in the solicitation of proxies at the Annual Meeting and provide a corporate entity to participate in efforts to acquire the Company. To date JJF has not conducted any activities that are unrelated to those purposes. Mr. Fauth is the sole shareholder of JJF and the sole member of its board of directors.


    As of the date of this Proxy Statement, JJF does not beneficially own any Shares, and 652,000 Shares are owned beneficially by Mr. Fauth. Mr. Fauth has made a cash offer to acquire the Company. If Mr. Fauth, Mr. Kohler and Mr. Haun are elected to the Board of Directors, they may have a conflict of interest, if confronted with an offer by Mr. Fauth or a competing offer to acquire the Company. Mr. Kohler and Mr. Haun are employed by a company owned by Mr. Fauth. However, if they are elected as directors of the Company, they intend to fulfill their fiduciary obligatons as directors. For more detailed information regarding the board of directors and executive officers of JJF and transactions involving Shares by JJF, see Schedule II of this Proxy Statement.


         ABSENCE OF TRANSACTIONS BETWEEN THE JJF GROUP AND THE COMPANY

    Except as set forth in this Proxy Statement (including the Schedules hereto), none of the JJF Group, or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a shareholder, or is or has been a party to any transactions, or series of similar transactions, since the beginning of Company's last fiscal year with respect to any Shares of the Company; or (iii) knows of any transactions since the beginning of Company's last fiscal year, currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest.

    In addition, other than as set forth in Schedule II of this Proxy Statement, there are no contracts, arrangements or understandings entered into by the JJF Group, or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, other than as set forth in this Proxy Statement, none of the JJF Group, or any other participant in this solicitation or any of their respective associates has been engaged in contracts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; or has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission.

    Except as set forth in this Proxy Statement (including the Schedules hereto), none of the JJF Group, or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliate will or may be a party.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

    The JJF Group is not aware of any business other than as set forth in this Proxy Statement and the Company's proxy materials that will be presented at the Annual Meeting. Should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

    Shareholders are referred to the Company's Proxy Statement with respect to other information related to beneficial ownership of the Company's securities, any arrangements which may result in a change of control of the Company, any change of control of the Company that may have occurred since the beginning of the Company's last fiscal year and information regarding the Company's stock option and other incentive compensation plans. The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information.

    Shareholders will have no appraisal or similar rights of dissenters with respect to any of the proposals to be considered and voted upon at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    The JJF Group anticipates that the Company's proxy statement with respect to the Annual Meeting will indicate when proposals of the Company's shareholders intended to be presented at the Company's 2000 Annual Meeting must be received by the Company in order for them to be (1) considered for inclusion in the proxy statement and (2) timely raised at the 2000 Annual Meeting.


                                          JJF GROUP, INC.
                                          July 2, 1999

                                   SCHEDULE I
                   INFORMATION CONCERNING THE MEMBERS OF THE
                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
                        OF JJF AND CERTAIN EMPLOYEES AND
                          OTHER REPRESENTATIVES OF JJF

    The name and present principal occupation or employment of each member of the board of directors and officers of JJF are set forth below. Each such person is a citizen of the United States.

NAME                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------------------  ----------------------------------------------------------------
John J. Fauth (President and CEO of JJF)          Chairman, President and Chief Executive Officer of Churchill
                                                  Industries, Inc. (an industrial holding company based in
                                                  Minneapolis, Minnesota) and Chairman of Churchill Capital, Inc.
                                                  (an investment management firm based in Minneapolis, Minnesota)

Joseph G. Kohler (Secretary of JJF)               General Counsel of Churchill Industries, Inc.

G. Richard Haun, Jr. (Vice President and
  Treasurer of JJF)                               Managing Director of Churchill Industries, Inc.

John C. Kopchik (Vice President of JJF)           Vice President, Mergers & Acquisitions of Churchill Industries,
                                                  Inc.

    The business address Churchill Industries, Inc. and the business address of the persons named above is 3100 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402

                                  SCHEDULE II

          SHARES HELD AND TRANSACTIONS BY JJF, MEMBERS OF ITS BOARD OF
                  DIRECTORS AND OFFICERS, AND THE JJF NOMINEES

    Except for Mr. Fauth, none of the JJF Nominees or any member of JJF's board of directors or executive officers, or any of their affiliates, holds any shares of the Company's common stock or has purchased or sold any Company common stock or other Company securities during the past two years. Mr. Fauth beneficially owns a total of 652,000 Shares, constituting approximately 5.8% of the outstanding Shares of the Company's common stock. The transactions by Mr. Fauth during the past two years are set forth below, all of which were open market purchases:

                                                                                 PRICE PER
PURCHASE DATE                                                       QUANTITY       SHARE
------------------------------------------------------------------  ---------  --------------
11/30/98..........................................................      3,000        7.9375
12/01/98..........................................................      6,500        7.9375
12/02/98..........................................................      1,000        7.9375
12/07/98..........................................................      4,000        7.9375
12/08/98..........................................................      1,800        7.9375
12/09/98..........................................................      1,500        7.9375
12/14/98..........................................................      5,000        7.9375
12/15/98..........................................................      6,000        7.9375
12/17/98..........................................................     16,500        7.9375
12/18/98..........................................................      3,500        7.9375
12/21/98..........................................................        600        7.9375
12/22/98..........................................................      4,000        7.9375
12/29/98..........................................................    200,000        9.1250
01/20/99..........................................................      9,800          7.75
02/22/99..........................................................      5,000          8.00
02/23/99..........................................................      3,000         8.125
02/24/99..........................................................     12,000        8.0990
02/25/99..........................................................      7,500         8.125
02/26/99..........................................................     23,700        8.5691
03/04/99..........................................................      2,000         8.500
03/05/99..........................................................     45,000        9.0556
03/17/99..........................................................      8,500        7.9191
03/24/99..........................................................      2,000          8.25
03/26/99..........................................................      5,000        7.9375
03/29/99..........................................................     30,000        8.1921
03/30/99..........................................................     54,000        8.5611
04/01/99..........................................................     25,000        8.0000
04/05/99..........................................................     20,000        8.1750
04/06/99..........................................................     19,100        8.4836
04/16/99..........................................................      2,500        7.6250
05/24/99..........................................................     42,000       10.0908
05/26/99..........................................................      2,500         10.50
05/27/99..........................................................     80,000       10.9375

    The purchases referred to above were made with personal funds and funds borrowed in a margin account. The indebtedness on this margin account related to the Shares as of June 11, 1999, was approximately $3,227,000.

    The executive officers of JJF are Mr. Fauth (President and CEO), G. Richard Haun, Jr. (Vice President and Treasurer), John C. Kopchik (Vice President) and Joseph G. Kohler (Secretary). Except as disclosed in this Schedule, none of JJF, any members of its board of directors or executive officers, or the JJF Nominees owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule, to the knowledge of JJF, no associate of JJF or any members of its board of directors and executive officers, or of the JJF Nominees beneficially owns, directly or indirectly, any securities of the Company.

    To the knowledge of JJF, other than as disclosed in this Schedule, none of JJF, any members of its board of directors or executive officers, or the JJF Nominees has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

    John J. Fauth, Joseph G. Kohler, Richard D. McNeil and Ralph L. Strangis have agreed to serve as proxies on the GREEN proxy card for the Annual Meeting.

                                   IMPORTANT

    Your vote is important. No matter how many Shares you own, please give JJF your proxy FOR the election of the JJF Nominees, FOR the ratification of the appointment of independent auditors, and FOR the approval of the Bylaw and Article Amendment Proposals by taking three steps:

    1.  SIGNING the enclosed GREEN proxy card,

    2.  DATING the enclosed GREEN proxy card, and

    3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States). Registered holders may FAX BOTH SIDES of the enclosed GREEN proxy card TODAY to Beacon Hill Partners, Inc. at the number provided below.

    If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please return the GREEN proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. JJF urges you to confirm in writing your instructions to JJF in care of Beacon Hill Partners, Inc. at the address provided below so that JJF will be aware of all instructions given and can attempt to ensure that such instructions are followed.

    If you have any questions or require any additional information concerning this Proxy Statement, please contact, Beacon Hill Partners, Inc. at the address set forth below.

                           BEACON HILL PARTNERS, INC.
                                90 BROAD STREET
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10004
                         (212) 843-8500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 475-9320
                              FAX: (212) 843-4384

                                TSI INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 22, 1999


   THIS PROXY IS SOLICITED ON BEHALF OF JJF GROUP, INC. AND MR. JOHN J. FAUTH



    The undersigned appoints John J. Fauth, Joseph G. Kohler, Richard D. McNeil and Ralph L. Strangis, and each of them acting alone, attorneys and agents with full power of substitution as proxy of the undersigned (the "Proxy Agents") to attend the Annual Meeting of Shareholders of TSI Incorporated to be held at 500 Cardigan Road, Shoreview, Minnesota on July 22, 1999, commencing at 9:30 a.m., Central Daylight Time, and at any adjournments or postponements, continuations or reschedulings thereof and any special meeting called in lieu thereof (the "Annual Meeting") and to vote all shares of common stock of TSI Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting, as follows:


   THE JJF GROUP RECOMMENDS A VOTE FOR THE ELECTION OF ALL JJF NOMINEES NAMED
                                 BELOW, FOR THE
APPOINTMENT OF AUDITORS, AND FOR THE APPROVAL OF THE BYLAW AND ARTICLE AMENDMENT
                                   PROPOSALS


ELECTION OF DIRECTORS


1. Proposal to elect John J. Fauth, Joseph G. Kohler and G. Richard Haun, Jr. to the Board of Directors for the term expiring in 2002.


    FOR ALL JJF NOMINEES    / /             WITHHOLD AUTHORITY TO VOTE FOR ALL
    JJF NOMINEES    / /


    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL JJF NOMINEES, MARK FOR ALL JJF NOMINEES ABOVE AND WRITE THE NAME(S) OF THE JJF NOMINEE WITH RESPECT TO WHICH YOU WISH TO WITHHOLD AUTHORITY HERE: ________.



2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of TSI Incorporated for the fiscal year ending March 31, 2000.



    FOR    / /             AGAINST    / /             ABSTAIN    / /



BYLAW AND ARTICLE AMENDMENT PROPOSALS



3. Proposal to adopt a bylaw provision to opt out of Minn. Stat. Section 302A.671, so as to allow any potential acquirer the same voting rights as other shareholders (the "Equal Voting Rights Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /


4. Proposal to amend the Company's Articles of Incorporation to prohibit the Board from adopting various defensive actions whose primary purpose is to prevent a change in control of the Company, unless the defensive action is approved by the unanimous vote of the Board of Directors (the "Defensive Actions Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /


5. Proposal to require the Company to hold its 2000 annual meeting not later than July 20, 2000 and to give public notice of that meeting on or before June 20, 2000 (the "Meeting Date Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /


6. Proposal to repeal any bylaws adopted by the Board since May 29, 1999 (the "Bylaw Repeal Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /

7. Proposal to prevent the Board of Directors from amending any bylaws adopted by shareholders (the "Bylaw Amendment Protection Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /


8. Proposal to amend the Articles of Incorporation to prohibit, during the period from the Annual Meeting until December 31, 2000, the adoption of a shareholder rights plan ("poison pill") or the issuance of capital stock which could increase the number of outstanding shares of capital stock to more than 11,500,000 shares of common stock, without the unanimous approval of the Board of Directors (the "Anti-Poison Pill/Dilution Proposal").


    FOR    / /             AGAINST    / /             ABSTAIN    / /


9. In their discretion, each of the Proxy Agents is authorized to vote upon any other matters as may properly come before the Annual Meeting.



    The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Shares held by the undersigned, and hereby ratifies and confirms all actions the herein named Proxy Agents, their substitutes, or any of them lawfully take by virtue hereof. IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL JJF NOMINEES, FOR THE APPOINTMENT OF AUDITORS AND FOR THE BYLAW AND ARTICLE AMENDMENT PROPOSALS.


    This proxy will be valid until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

    IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. REGISTERED HOLDERS MAY FAX BOTH SIDES OF THIS PROXY TO BEACON HILLS PARTNERS, INC. AT: (212) 843-4384.
                                             DATED: ______________________, 1999

                                             -----------------------------------
                                                         (Signature)

                                             -----------------------------------
                                                (Signature, if held jointly)

                                             -----------------------------------

                                                           (Title)
                                             Please sign exactly as name appears
                                             on this proxy. When shares are held
                                             jointly, joint owners should each
                                             sign. Executors, administrators,
                                             trustees, etc. should indicate the
                                             capacity in which signing.

    IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL BEACON HILL PARTNERS, INC. TOLL-FREE (800) 475-9320 OR CALL COLLECT (212) 843-8500.